Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports 2015 Results: Adjusted EBITDA in Line With Previous
Full Year Guidance; Goodwill Impaired for Metals Segment
Spartanburg, South Carolina, February 29, 2016...Synalloy Corporation (Nasdaq:SYNL), today announced net sales from continuing operations for the fourth quarter of 2015 of $35.6 million. This represents a decrease of $13.0 million or 27% when compared to net sales from continuing operations for the fourth quarter of 2014. Net sales from continuing operations for the full-year 2015 were $175.5 million, down $24.0 million or 12% from 2014.
For the fourth quarter of 2015 the Company recorded a net loss from continuing operations of $17.7 million, or ($2.04) per share. This compares to net earnings from continuing operations of $1.4 million, or $0.16 per share for fourth quarter 2014. For the full-year 2015, the net loss from continuing operations totaled $10.3 million, or ($1.18) per share. This compared to full-year 2014 net earnings from continuing operations of $12.6 million, or $1.45 per share. The fourth quarter and full-year 2015 results were impacted by a fourth quarter 2015 pretax charge of $17.2 million, representing the impairment of goodwill for two Metals Segment business units, Specialty Pipe & Tube, Inc. ("Specialty") and Palmer of Texas Tanks, Inc. ("Palmer"). The non-cash charge represents the application of accounting rules requiring periodic (at least annual) impairment assessments of goodwill recorded by our business units. This assessment involves a comparison of the book value of the business units to fair value determined through analysis of management’s financial projections, as well as consideration of our market capitalization. The results of the impairment analysis were significantly impacted by the Company’s stock price of $6.88 per share at December 31, 2015. A more detailed description of the accounting assessment is provided below.
The Company’s performance utilizing its two standard non-GAAP financial measures, Adjusted Net Income and Adjusted EBITDA, (as defined below), was as follows:

•
Adjusted Net Income for the fourth quarter of 2015 was $176,000, or $0.02 per share. This represents a 91% decline from the fourth quarter 2014 Adjusted Net Income of $1.9 million, or $0.22 per share. For the full-year of 2015, Adjusted Net Income was $7.5 million, or $0.86 per share, down 26% from 2014 Adjusted Net Income of $10.1 million, or $1.16 per share.

•
Adjusted EBITDA for the fourth quarter of 2015 decreased $3.0 million or 62% to $1.8 million, or $0.21 per share. This compares to Adjusted EBITDA of $4.8 million, or $0.55 per share for the fourth quarter of 2014. For the full-year 2015, Adjusted EBITDA was $19.4 million, or $2.23 per share. This represents a decrease of $2.6 million or 12% when compared to 2014 results.

While Adjusted EBITDA does account for certain add backs as defined below, the fourth quarter and twelve month figures for 2015 were impacted by certain one-time general, administrative and operating costs, that are not subject to add back treatment, but are not expected to recur in 2016 and beyond. These costs totaled $1.7 million and $2.7 million, for the fourth quarter and full-year 2015, respectively. The costs represent certain professional services and other costs (audit, Sarbanes-Oxley compliance, shelf registration, anti-dumping legal fees, staffing redundancies and severance expenses), as well as environmental audit and administrative settlements. These items were at uniquely high and concentrated levels of expenditure compared to anticipated levels going forward.
Metals Segment
Sales from continuing operations during the fourth quarter of 2015 totaled $22.4 million, a decrease of $9.8 million or 30% from the fourth quarter of 2014. Sales from continuing operations for the full-year 2015 were $114.9 million, a decrease of $19.4 million or 14% from 2014.
The Metals Segment's operating results from continuing operations decreased $4.0 million to a loss of $1.5 million for the fourth quarter of 2015 compared to a profit of $2.5 million for the fourth quarter of 2014. For the full-year 2015, operating income from continuing operations for the Metals Segment decreased 79% to $2.8 million, impacted by the following factors:

a)
The inclusion of the operating results of Specialty for the full year of 2015 compared to one month in 2014. Specialty had an operating loss of $90,000 and $1.6 million of operating income for the fourth quarter and full-year 2015, respectively, compared to $493,000 of operating income for both the fourth quarter and full-year 2014;

b)	Continued low oil and gas prices had an unfavorable effect on sales and profits for our storage tank and carbon pipe distribution facilities, as well as our stainless steel welded pipe markets;

c)	The dumping of welded stainless pressure pipe from India resulted in lower sales, as well as margin compression during 2015; and

d)
As a result of a continued drop in nickel prices during 2015, the Company experienced inventory losses of approximately $2.4 million and $8.1 million for the fourth quarter and full-year 2015, respectively. This compares to inventory losses of approximately $228,000 and $107,000, respectively, for the same periods of 2014.

As discussed in previous quarters' disclosures, the fire at the storage tank facility in late April 2015, shut down the fiberglass fabrication area of the facility resulting in financial losses. These losses were offset by business interruption insurance proceeds of $189,000 and $1.2 million, for the fourth quarter and full-year 2015, respectively.
As reported earlier in this earnings release, fourth quarter of 2015 results include a pre-tax charge of $17.2 million representing the combined value of goodwill impairments for Specialty and Palmer. Accounting rules require an annual (or more frequent) multi-step analysis to determine whether or not the book value of goodwill is impaired. During the Company’s performance of the first step in this process the Company employed a discounted cash flow methodology based on management’s financial projections to estimate the fair value of its business units. The results of the discounted cash flow analysis preliminarily indicated that the calculated fair value of the business units was in excess of the book value (including goodwill). However, the Company also considered the large decline in its share price and was required to analyze the difference between fair value determined using market capitalization as its basis, compared to fair value determined using the previously described discounted cash flow method. With the share price decline, our market capitalization at the end of 2015 was less than $60.0 million. This was down from $164.0 million at the end of 2014. Due to the decline in market capitalization of over $100.0 million during 2015, the Company's analysis concluded there is an impairment to the goodwill for Specialty and Palmer, both with the most significant exposure to declines in the oil and gas market. While this represents a permanent impairment, it is based on stock pricing dynamics that we do not believe currently reflect the future value of the two impacted business units. In 2015, both businesses were EBITDA positive, during a period we believe represents the bottom of the market for the oil and gas segments of their business. In addition, both businesses have maintained or gained market share, and stand ready to support our customer base when those markets inevitably rebound.
Specialty Chemicals Segment
Sales for the Specialty Chemicals Segment in the fourth quarter of 2015 were $13.1 million, representing a $3.2 million or 20% decrease from the same quarter of 2014. Sales for the full-year 2015 were $60.6 million, a decrease of $4.6 million or 7% from 2014. The change in sales from 2014 on a year-to-date basis is primarily due to lower unit sales prices resulting from lower raw materials costs. While this negatively impacts the Company's top line sales, this is significantly offset by lower input costs.
The Specialty Chemicals Segment's operating income for the fourth quarter of 2015 decreased 23% from the prior year quarter to $1.0 million. The decrease in operating income resulted primarily from lower sales volumes. For the full-year 2015, the Specialty Chemicals Segment's operating income decreased 8% to $5.7 million. The decrease in operating income resulted from lower sales, primarily associated with weak demand from the oil and gas sector, combined with higher repairs and maintenance, utilities, waste disposal and depreciation expenses. Tolled products continue to outperform management's acquisition projections and had a positive impact on profitability during the full year of 2015.
Other Items
Unallocated corporate expenses for the fourth quarter of 2015 increased $1.0 million to $1.8 million (5.0% of sales) compared to $789,000 (1.6% of sales) for the fourth quarter of 2014. For the full year, unallocated corporate expenses increased $1.9 million to $5.2 million (3.0% of sales) in 2015 up from $3.3 million (1.7% of sales) in 2014. The fourth quarter and twelve month increases resulted primarily from higher professional fees and higher personnel costs. Some $765,000 of these are costs that are not expected to recur in 2016 and beyond.
Acquisition costs during the total year of 2015 mainly represent professional fees associated with the Specialty acquisition.
Interest expense for the fourth quarter of 2015 was $255,000 compared to $303,000 for the fourth quarter of 2014. For the twelve months, interest expense increased to $1.2 million for 2015 compared to $1.1 million for 2014.
The change in fair value of the interest rate swap contracts decreased unallocated expenses for the fourth quarter of 2015 by $192,000 and increased unallocated expenses by $234,000 for the fourth quarter of 2014. For the full-year 2015, unallocated expenses increased by $42,000 for the change in fair value of the interest rate swap contracts, compared to an increase of $426,000 for the full-year 2014.
During 2014 and 2015, management reviewed the earn-out reserves for the Palmer and Specialty acquisitions and determined that there was no likelihood that the minimum threshold sales target would be achieved. As a result, the Company recorded favorable adjustments to earn-out payment liabilities totaling $4.9 million and $3.5 million for the total years 2015 and 2014, respectively.
In the fourth quarter of 2015 the Company received final proceeds from settlement of the insurance claim for the fire at Palmer and booked a casualty insurance gain of $923,000. That amount represents the value of insurance payments exceeding the net book value of assets damaged in the loss. The favorable casualty gain adjustment was recorded at the parent company level.

Other income of $135,000 for the twelve months of 2015 represents life insurance proceeds received in excess of cash surrender value for a former officer of the Company.
The Company's cash balance increased $364,000 during 2015 from $27,000 at the end of 2014 to $391,000 as of December 31, 2015.
a) Net accounts receivable decreased $11.4 million at year-end 2015 when compared to 2014. This resulted primarily from lower sales in the last two months of 2015 compared to the last two months of 2014;

b)
Net inventories decreased $3.9 million at December 31, 2015 as compared to year-end 2014 due substantially to efforts to balance inventory with projected business levels. During the second half of 2015 the Company reduced inventories by more than $11 million from a second quarter peak of more than $75 million;

c)
Accounts payable decreased $9.1 million as of December 31, 2015 from the prior year-end. The decline was primarily due to the non-recurrence of large purchase of stainless steel that took place in December, 2014 to obtain favorable pricing, as well as lower procurement and operating activities due to lower sales levels; and

d)
Capital expenditures for the twelve months of 2015 were $10.9 million, including $3.4 million for the new heavy wall steel manufacturing project and $1.5 million for Specialty Chemicals' capacity expansion.

The Company had $28.1 million of fixed-rate bank debt outstanding as of December 31, 2015. Covenants under the various debt agreements include maintaining a certain funded debt to EBITDA ratio, a minimum tangible net worth, a total liabilities to tangible net worth ratio, and a maximum amount of capital expenditures per year. The Company is in compliance with all debt covenants at December 31, 2015.
Outlook
Two main factors continue to affect the Company's outlook as we project our results for 2016: low nickel and oil prices.
Nickel prices, which are reflected in the sales price of the Company's stainless steel products, have fallen consistently during 2015 with nickel decreasing 13%, 7%, 18% and 15% sequentially during the four quarters of 2015, respectively. That decline and general market weakness led to total metal and inventory losses of $8.1 million as noted above. However, our inventory gains and losses are determined by a number of factors including sales mix and the holding period of particular products. As a consequence, there may not be a direct correlation between the direction of stainless steel surcharges and inventory profits or losses at a particular point in time. We foresee a more neutral scenario in 2016, as nickel prices are currently extremely low and have shown some resilience at a level where, in management's opinion, they should be near the bottom of the cycle. We are not predicting any appreciable upward movement, but we are also not predicting any further significant downward movement through year-end 2016. In addition, we have implemented a costless collar hedging program that will provide downside coverage if any further significant downward movement is experienced in pricing.
Lower oil prices affect the demand for products throughout our Metals Segment, and with oil prices expected to remain weak during 2016, sales for storage tanks and carbon pipe will continue to remain at low levels throughout 2016, with annualized run rates in those two markets down approximately 8% from 2015 full-year levels.
In addition, we continue to follow the domestic manufacturers' anti-dumping and countervailing duty petitions entered during 2015. We expect the favorable initial ruling received during the fourth quarter to be followed with a favorable final determination by the fourth quarter of 2016. We believe this has already led to some favorable order booking activity compared to earlier in 2015 and we expect that to continue in 2016.
The Metals Segment's business continues to be highly dependent on its customers' capital expenditures, which are currently at very low levels. We saw signs of improved order activity with some restocking by distribution customers during the fourth quarter. However, even with some improvements in 2016 as compared to very low second half 2015 activity levels, 2016 sales are expected to be down approximately 7% on a full-year basis compared to 2015.
The Specialty Chemicals Segment's sales should show modest improvement during 2016 when compared to 2015 as new business opportunities are being actively pursued and offsetting some declines in base business. In addition, an improved product mix should result in better gross margins.
Overall, these factors contribute to our belief that our full-year 2016 Adjusted EBITDA will be in the range of $16.0 to $17.5 million. This range is predicated on our belief that; (1) markets will be stable to modestly improved in 2016 as compared to second half 2015 run rates, (2) sales and profits related to our completed heavy wall project at Bristol Metals will positively contribute to the year's results, (3) new business opportunities will come to fruition for Specialty Chemicals during 2016, and (4) the Company will experience the benefits of avoiding some costs experienced in 2015 that are not expected to recur.
Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks and specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Statements included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairments, inventory gain/(loss) due to changes in nickel prices, lower of cost or market inventory adjustment, Specialty's aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, Specialty and Palmer earn-out adjustments, gain on excess death benefit, casualty insurance gain and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairments, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to changes in nickel prices, lower of cost or market inventory adjustment, Specialty's aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, Specialty and Palmer earn-out adjustments, gain on excess death benefit, casualty insurance gain and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		YEAR ENDED
(unaudited)	Dec 31, 2015	Jan 3, 2015	Dec 31, 2015	Jan 3, 2015

Net sales from continuing operations
Metals Segment	$22,420,000	$32,212,000	$114,908,000	$134,304,000
Specialty Chemicals Segment	13,145,000	16,357,000	60,552,000	65,201,000
	$35,565,000	$48,569,000	$175,460,000	$199,505,000
Operating (loss) income from continuing operations
Metals Segment operations	$(1,521,000)	$2,511,000	$2,822,000	$13,511,000
Goodwill impairment charge	(17,158,000)	—	(17,158,000)	—
Business interruption proceeds	189,000	—	1,246,000	—
Total Metals Segment	(18,490,000)	2,511,000	(13,090,000)	13,511,000
Specialty Chemicals Segment	1,040,000	1,358,000	5,665,000	6,130,000
	(17,450,000)	3,869,000	(7,425,000)	19,641,000
Unallocated (income) expense
Corporate	1,780,000	789,000	5,226,000	3,292,000
Acquisition costs	46,000	305,000	500,000	302,000
Interest expense	255,000	303,000	1,232,000	1,092,000
Change in fair value of interest rate swap	(192,000)	234,000	42,000	426,000
Specialty and Palmer earn-out adjustments	—	—	(4,897,000)	(3,476,000)
Casualty insurance gain	(923,000)	—	(923,000)	—
Other income	—	—	(135,000)	—

Net (loss) income from continuing operations
before income taxes	(18,416,000)	2,238,000	(8,470,000)	18,005,000
(Benefit from) provision for income taxes	(699,000)	829,000	1,799,000	5,386,000

Net (loss) income from continuing operations	(17,717,000)	1,409,000	(10,269,000)	12,619,000
Income (loss) from discontinued operations, net of tax (1)	—	598,000	—	(7,157,000)

Net (loss) income	$(17,717,000)	$2,007,000	$(10,269,000)	$5,462,000

Net (loss) income per common share from continuing operations
Basic	$(2.04)	$0.16	$(1.18)	$1.45
Diluted	$(2.04)	$0.16	$(1.18)	$1.45

Net income (loss) per common share from discontinued operations
Basic	$—	$0.07	$—	$(0.82)
Diluted	$—	$0.07	$—	$(0.82)

Average shares outstanding
Basic	8,682,000	8,710,000	8,710,000	8,702,000
Diluted	8,682,000	8,739,000	8,710,000	8,721,000

Other data:
Adjusted EBITDA (2)	$1,800,000	$4,775,000	$19,424,000	$22,041,000
(1) On June 27, 2014, the Company completed the planned closure of the Bristol Fabrication unit of Synalloy Fabrication, LLC ("Bristol Fab") and on August 29, 2014, the Company completed the sale of all of the issued and outstanding membership interests of its wholly-owned subsidiary, Ram-Fab, LLC, a South Carolina limited liability company ("Ram-Fab"), to a subsidiary of Primoris Services Corporation. All non-recurring costs associated with these dispositions have been included as discontinued operations in the 2014 consolidated financial statements as part of the Metals Segment.
(2) The term Adjusted EBITDA (earnings before discontinued operations, goodwill impairments, interest, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to change in nickel prices, lower of cost or market inventory adjustment, aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, Specialty and Palmer earn-out adjustments, gain on excess death benefit, casualty insurance gain and retention costs) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net (Loss) Income from Continuing Operations to Adjusted EBITDA

	THREE MONTHS ENDED		YEAR ENDED
(unaudited)	Dec 31, 2015	Jan 3, 2015	Dec 31, 2015	Jan 3, 2015

Consolidated
Net (loss) income from continuing operations	$(17,717,000)	$1,409,000	$(10,269,000)	$12,619,000
Adjustments:
Interest expense	255,000	303,000	1,232,000	1,092,000
Change in fair value of interest rate swap	(192,000)	234,000	42,000	426,000
Income taxes	(699,000)	829,000	1,799,000	5,386,000
Depreciation	843,000	907,000	4,357,000	3,723,000
Amortization	627,000	439,000	2,398,000	1,466,000
Inventory loss from change in nickel prices	2,012,000	228,000	6,842,000	118,000
Lower of cost or market inventory adjustment	234,000	—	789,000	(11,000)
Aged inventory adjustment	—	—	(190,000)	—
Acquisition costs	46,000	305,000	500,000	302,000
Shelf registration costs	5,000	—	69,000	23,000
Specialty and Palmer earn-out adjustments	—	—	(4,897,000)	(3,476,000)
Casualty insurance gain	(923,000)	—	(923,000)	—
Goodwill impairment charge	17,158,000	—	17,158,000	—
Gain on excess death benefit	—	—	(134,000)	—
Stock option / grant costs	117,000	112,000	517,000	364,000
Retention expense	34,000	9,000	134,000	9,000

Adjusted EBITDA	$1,800,000	$4,775,000	$19,424,000	$22,041,000
% sales	5.1%	9.8%	11.1%	11.0%

Adjusted EBITDA per share, diluted	$0.21	$0.55	$2.23	$2.53

Metals Segment
Operating (loss) income from continuing operations	$(18,490,000)	$2,511,000	$(13,090,000)	$13,511,000
Adjustments:
Depreciation expense	605,000	690,000	2,917,000	2,692,000
Amortization expense	564,000	418,000	2,256,000	1,385,000
Inventory loss from change in nickel prices	2,012,000	228,000	6,842,000	118,000
Lower of cost or market inventory adjustment	234,000	—	789,000	(11,000)
Aged inventory adjustment	—	—	(190,000)	—
Goodwill impairment charge	17,158,000	—	17,158,000	—
Stock option / grant costs	32,000	17,000	127,000	49,000
Retention expense	34,000	9,000	134,000	9,000

Metals Segment Adjusted EBITDA	$2,149,000	$3,873,000	$16,943,000	$17,753,000
% segment sales	9.6%	12.0%	14.7%	13.2%

Specialty Chemicals Segment
Operating income	$1,040,000	$1,358,000	$5,665,000	$6,130,000
Adjustments:
Depreciation expense	215,000	202,000	1,354,000	952,000
Amortization expense	6,000	5,000	22,000	22,000
Stock option / grant costs	9,000	11,000	38,000	41,000

Specialty Chemicals Segment Adjusted EBITDA	$1,270,000	$1,576,000	$7,079,000	$7,145,000
% segment sales	9.7%	9.6%	11.7%	11.0%

Reconciliation of Net (Loss) Income and Earnings Per Share to
Adjusted Net Income and Adjusted Earnings per Share

	THREE MONTHS ENDED		YEAR ENDED
(unaudited)	Dec 31, 2015	Jan 3, 2015	Dec 31, 2015	Jan 3, 2015

(Loss) Income from continuing operations before
taxes, as reported	$(18,416,000)	$2,238,000	$(8,470,000)	$18,005,000

Adjustments:
Inventory loss from change in nickel prices	2,012,000	228,000	6,842,000	118,000
Lower of cost or market inventory adjustment	234,000	—	789,000	(11,000)
Aged inventory adjustment	—	—	(190,000)	—
Stock option / grant cost	117,000	112,000	517,000	363,000
Acquisition costs	46,000	305,000	500,000	302,000
Shelf registration costs	5,000	—	69,000	23,000
Specialty and Palmer earn-out adjustments	—	—	(4,897,000)	(3,476,000)
Gain on excess death benefit	—	—	(134,000)	—
Casualty insurance gain	(923,000)	—	(923,000)	—
Goodwill impairment charge	17,158,000	—	17,158,000	—
Retention expense	34,000	9,000	134,000	9,000

Adjusted income from continuing operations before
income taxes	267,000	2,892,000	11,395,000	15,333,000

Provision for income taxes at 34%	91,000	983,000	3,874,000	5,213,000

Adjusted net income from continuing operations	$176,000	$1,909,000	$7,521,000	$10,120,000

Average shares outstanding, as reported
Basic	8,682,000	8,710,000	8,710,000	8,702,000
Diluted	8,682,000	8,739,000	8,710,000	8,721,000

Adjusted net income from continuing operations
per common share
Basic	$0.02	$0.22	$0.86	$1.16
Diluted	$0.02	$0.22	$0.86	$1.16

Condensed Consolidated Balance Sheets
	Dec 31, 2015	Jan 3, 2015
	(unaudited)
Assets
Cash	$391,000	$27,000
Accounts receivable, net	17,788,000	29,230,000
Inventories	63,816,000	67,675,000
Sundry current assets	2,943,000	8,382,000
Total current assets	84,938,000	105,314,000

Property, plant and equipment, net	46,294,000	39,937,000
Goodwill	1,355,000	23,250,000
Intangible assets, net	14,933,000	17,002,000
Other assets	1,501,000	2,346,000

Total assets	$149,021,000	$187,849,000

Liabilities and Shareholders' Equity
Accounts payable	$12,266,000	$21,388,000
Accrued expenses and other current liabilities	7,933,000	10,150,000
Current portion of long-term debt	4,534,000	4,534,000
Current portion of contingent consideration	—	4,660,000
Total current liabilities	24,733,000	40,732,000

Long-term debt	23,546,000	27,255,000
Long-term contingent consideration	—	2,597,000
Other long-term liabilities	4,337,000	7,811,000
Shareholders' equity	96,405,000	109,454,000

Total liabilities and shareholders' equity	$149,021,000	$187,849,000